Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Higher Earnings in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 27, 2009, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported significantly higher earnings for its 16-week fiscal first quarter ended September 22, 2009. Net earnings for the quarter increased 37.4% to $2,987,665 compared to $2,175,060 last year. Diluted earnings per share increased to $.57 per share, from $.42 per share last year. Revenues declined slightly to $88,982,102 from $89,881,631 for last year’s first quarter.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants decreased 0.1% in our fiscal first quarter. Even though Big Boy sales declined slightly, the cost of food declined to a point that earnings improved significantly.”

Maier added, “Also on the bright side, our Golden Corral restaurants continued to post improved earnings during the first quarter. This marks the third straight quarter of positive earnings for our Golden Corrals. The higher earnings came despite a same store sales decline of 2.4%.”

The increase in earnings for the quarter can mostly be attributed to a drop in food cost as commodity prices have drifted lower throughout much of 2009. The earnings improvement was also helped by lower utility costs and payroll expense; although payroll related items such as medical plan and pension expenses rose to offset the reduction in payrolls.

The Company did not open any restaurants in the first quarter. Frisch’s operates 88 company-owned Big Boy restaurants and there are an additional 26 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 22, 2009	Sept. 23, 2008
Sales	$88,982	$89,882

Cost of sales
Food and paper	30,274	33,273
Payroll and related	29,705	29,597
Other operating costs	20,017	20,439

	79,996	83,309

Gross profit	8,986	6,573

Administrative and advertising	4,454	4,438
Franchise fees and other revenue	(392)	(401)
(Gains) losses on sale of assets	—	(1,116)

Operating profit	4,924	3,652

Interest expense	531	589

Earnings before income tax	4,393	3,063

Income taxes	1,405	888

NET EARNINGS	$2,988	$2,175

Earnings per share (EPS) of common stock:

Basic net earnings per share	$.59	$.43

Diluted net earnings per share	$.57	$.42

Diluted average shares outstanding	5,224	5,181

Depreciation included above	$4,221	$4,085

Opening expense included above	$14	$329

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 22, 2009	June 2, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,965	$899
Receivables	1,405	1,549
Inventories	5,007	6,531
Other current assets	3,236	2,480

	11,613	11,459

Property and equipment	160,931	157,638

Other assets
Goodwill & other intangible assets	1,522	1,548
Property held for sale and land investments	3,645	3,218
Deferred income taxes and other	3,642	3,113

	8,809	7,879

	$181,353	$176,976

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,620	$8,038
Accrued expenses	8,546	11,555
Other	9,007	8,418

	28,173	28,011

Long-term obligations
Long-term debt	23,310	21,962
Other long-term obligations	13,349	12,626

	36,659	34,588

Shareholders’ equity	116,521	114,377

	$181,353	$176,976